Exhibit (d)(5)

NEWS RELEASE

NABORS TO COMMENCE OFFERING OF SENIOR NOTES
HAMILTON, Bermuda, September 8, 2010 — PRNewswire-FirstCall — Nabors Industries Ltd. (NYSE: NBR) today announced that its wholly owned subsidiary, Nabors Industries, Inc., has commenced an offering of Senior Unsecured Notes. The Notes will be fully and unconditionally guaranteed by Nabors Industries Ltd. The proceeds are intended to be used to fund the previously announced Superior Well Services, Inc. acquisition and for general corporate purposes.
The notes will be offered to qualified institutional buyers under Rule 144A and may be offered in offshore transactions pursuant to Regulation S. The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Important Additional Information has been Filed with the U.S. Securities and Exchange Commission
This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Superior Well Services common stock. An Offer to Purchase and a Solicitation/Recommendation Statement have previously been filed with the SEC by Nabors and Superior Well Services, respectively, and INVESTORS AND SUPERIOR WELL SERVICES SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION.
These documents and other documents filed by Nabors and Superior Well Services with the SEC are available at no charge on the website maintained by the SEC at www.sec.gov. They may also be obtained for free at www.nabors.com or by directing a request to Nabors Industries Ltd., C/O Nabors Corporate Services, Inc., 515 W. Greens Road, Houston, TX 77067, Attention: Investor Relations. The Solicitation/Recommendation Statement on Schedule 14D-9 may be obtained for free at www.swsi.com or by directing a request to Superior Well Services, Inc., 1380 Rt. 286 East, Suite #121, Indiana, PA 15701, Attention: Investor Relations.
Documentation relating to the tender offer has been mailed to Superior Well Services’ stockholders and may also be obtained at no charge by directing a request by mail to the information agent for the Offer, Georgeson Inc. at 199 Water Street, 26th Floor, New York, New York 10038 or by calling toll free at (866) 647-8869 or collect at (212) 440-9800 for banks and brokers.

The information above includes forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
The Nabors companies own and operate approximately 550 land drilling and approximately 728 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 39 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request Investor Materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.